UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    Form CB
                TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)                             |_|

Securities Act Rule 802 (Exchange Offer)                              |X|

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                   |_|

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                 |_|

Exchange Act Rule 14e-2(d) (Subject Company Response)                 |_|

Filed or submitted in paper if permitted by
Regulation S-T Rule 101(b)(8)                                         |_|


     (1) Korea Electric Power Corporation & (2) The Korea Development Bank
-------------------------------------------------------------------------------
                           (Name of Subject Company)

                                Not Applicable
-------------------------------------------------------------------------------
     (Translation of Subject Company's Name into English (if applicable))

            (1) The Republic of Korea & (2) The Republic of Korea
-------------------------------------------------------------------------------
       (Jurisdiction of Subject Company's Incorporation or Organization)

     (1) Korea Electric Power Corporation & (2) The Korea Development Bank
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                      (Name of Person(s) Furnishing Form)

Amended Securities:      (i) Korea Electric Power Corporation
                         Japanese Yen Bonds of 1995 - Fourth Series, (ii)
                         Korea Electric Power Corporation Japanese Yen Bonds -
                         Fifth Series (1995), (iii) Korea Electric Power
                         Corporation Reverse Dual Currency Japanese
                         Yen/Australian Dollar Bonds - First Series (1996) and
                         (iv) Korea Electric Power Corporation Reverse Dual
                         Currency Japanese Yen/Australian Dollar Bonds -
                         Second Series (1996)
Securities Issued:       Guarantee from The Korea Development Bank
-------------------------------------------------------------------------------
                    (Title of Class of Subject Securities)

                                Not Applicable
-------------------------------------------------------------------------------
             (CUSIP Number of Class of Securities (if applicable))

Hi-Taek Lee                                  Chang Seop Park
Senior Vice President                        General Manager
Korea Electric Power Corporation             The Korea Development Bank
167, Samsung-dong, Kangnam-Ku                16-3 Youido-dong, Youngdeungpo-gu,
Seoul, 135-791, Korea                        Seoul, Korea
(Tel) +822-3456-3450                         (Tel) +822-787-5209
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           (Name, Address (including zip code) and Telephone Number
           (including area code) of Person(s) Authorized to Receive
           Notices and Communications on Behalf of Subject Company)


                                with a copy to:

                                Edmund C. Duffy
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                              New York, NY 10036
                             (Tel)+1-212-735-3950

                                Not Applicable
-------------------------------------------------------------------------------
                 (Date Tender Offer/Rights Offering Commenced)


PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

         (English Translation Documents Unless Otherwise Noted)

         Exhibit A

         Documents Related to the First Bondholders' Meeting for Korea Electric Power Corporation Japanese Yen Bonds of 1995 - Fourth Series

            - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan)

            -  Cover Page

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

            1. Documents for the Bondholders' Meeting:

               (a)  Guidance for Convocation of the First Bondholders' Meeting

               (b) Copy of Public Notice at the Official Gazette dated October 15th, 2003

               (c)  Venue

            2. Guidance for Procedure of Bond Deposit and Voting Right
               Exercise

            3. Statement of the Commissioned Companies for Bondholders

            4. Package of Documents for Voting Right Exercise

               (a)  Documents for the holders of Bond Certificate(s)

                    (i) List of Necessary Documents (for the holders of Bond Certificate(s))

                    (ii) Deposit Instruction Form (for the holders of Bond Certificate(s))

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

               (b)  Documents for the holders of Recorded Bonds

                    (i) List of Necessary Documents (for the holders of Recorded Bonds)

                    (ii) Deposit Instruction Form (for the holders of Recorded Bonds)

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

                    (vi) Information about the Request for the Issuance of Recording Certificate

                    (vii)   Request Form for the Issuance of Recording
                            Certificate

                    (viii)  Request Form in Relation to the Recording
                            Certificate

               (c)  Check List of Necessary Documents

            5. Information Material

               (a) Presentation to KEPCO's Samurai Bondholders - Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)

               (b) Information Release dated October 15th, 2003 (Please see Exhibit L herein)

               (c) Presentation to Samurai Bondholders of Korea Electric Power Corporation

         Exhibit B

         Documents Related to the First Bondholders' Meeting for Korea Electric Power Corporation Japanese Yen Bonds - Fifth Series (1995)

            - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan)

            -  Cover Page

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

            1. Documents for the Bondholders' Meeting:

               (a)  Guidance for Convocation of the First Bondholders' Meeting

               (b) Copy of Public Notice at the Official Gazette dated October 15th, 2003

               (c)  Venue

            2. Guidance for Procedure of Bond Deposit and Voting Right
               Exercise

            3. Statement of the Commissioned Companies for Bondholders

            4. Package of Documents for Voting Right Exercise

               (a)  Documents for the holders of Bond Certificate(s)

                    (i) List of Necessary Documents (for the holders of Bond Certificate(s))

                    (ii) Deposit Instruction Form (for the holders of Bond Certificate(s))

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

               (b)  Documents for the holders of Recorded Bonds

                    (i) List of Necessary Documents (for the holders of Recorded Bonds)

                    (ii) Deposit Instruction Form (for the holders of Recorded Bonds)

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

                    (vi) Information about the Request for the Issuance of Recording Certificate

                    (vii)   Request Form for the Issuance of Recording
                            Certificate

                    (viii)  Request Form in Relation to the Recording
                            Certificate

               (c)  Check List of Necessary Documents

            5. Information Material

               (a) Presentation to KEPCO's Samurai Bondholders - Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)

               (b) Information Release dated October 15th, 2003 (Please see Exhibit L herein)

               (c) Presentation to Samurai Bondholders of Korea Electric Power Corporation

         Exhibit C

         Document Related to the First Bondholders' Meeting for Korea Electric Power Corporation Reverse Dual Currency Japanese Yen/Australian Dollar Bonds - First Series (1996)

            - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan)

            -  Cover Page

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

            1. Documents for the Bondholders' Meeting:

               (a)  Guidance for Convocation of the First Bondholders' Meeting

               (b) Copy of Public Notice at the Official Gazette dated October 15th, 2003

               (c)  Venue

            2. Guidance for Procedure of Bond Deposit and Voting Right
               Exercise

            3. Statement of the Commissioned Companies for Bondholders

            4. Package of Documents for Voting Right Exercise

               (a)  Documents for the holders of Bond Certificate(s)

                    (i) List of Necessary Documents (for the holders of Bond Certificate(s))

                    (ii) Deposit Instruction Form (for the holders of Bond Certificate(s))

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

                    (vi)    Sample Forms

               (b)  Documents for the holders of Recorded Bonds

                    (i) List of Necessary Documents (for the holders of Recorded Bonds)

                    (ii) Deposit Instruction Form (for the holders of Recorded Bonds)

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

                    (vi)    Sample Forms

                    (vii) Information about the Request for the Issuance of Recording Certificate

                    (viii)  Request Form for the Issuance of Recording
                            Certificate

                    (ix)    Request Form in Relation to the Recording
                            Certificate

               (c)  Check list for necessary Documents

            5. Information Material

               (a) Presentation to KEPCO's Samurai Bondholders - Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)

               (b) Information Release dated October 15th, 2003 (Please see Exhibit L herein)

               (c) Presentation to Samurai Bondholders of Korea Electric Power Corporation

         Exhibit D

         Documents Related to the First Bondholders' Meeting for Korea Electric Power Corporation Reverse Dual Currency Japanese Yen/Australian Dollar Bonds - Second Series (1996)

            - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan))

            -  Cover Page

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)

            - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

            1. Documents for the Bondholders' Meeting:

               (a)  Guidance for Convocation of the First Bondholders' Meeting

               (b) Copy of Public Notice at the Official Gazette dated October 15th, 2003

               (c)  Venue

            2. Guidance for Procedure of Bond Deposit and Voting Right
               Exercise

            3. Statement of the Commissioned Companies for Bondholders

            4. Package of Documents for Voting Right Exercise

               (a)  Documents for the holders of Bond Certificate(s)

                    (i) List of Necessary Documents (for the holders of Bond Certificate(s))

                    (ii) Deposit Instruction Form (for the holders of Bond Certificate(s))

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

                    (vi)    Sample Forms

               (b)  Documents for the holders of Recorded Bonds

                    (i) List of Necessary Documents (for the holders of Recorded Bonds)

                    (ii) Deposit Instruction Form (for the holders of Recorded Bonds)

                    (iii)   Voting Instruction Form

                    (iv) Power of Attorney (Contents of Voting Right Exercise Identified)

                    (v)     Power of Attorney (Sample Form)

                    (vi)    Sample Forms

                    (vii) Information about the Request for the Issuance of Recording Certificate

                    (viii)  Request Form for the Issuance of Recording
                            Certificate

                    (ix)    Request Form in Relation to the Recording
                            Certificate

               (c)  Check list for necessary Documents

            5. Information Material

               (a) Presentation to KEPCO's Samurai Bondholders - Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)

               (b) Information Release dated October 15th, 2003(Please see Exhibit L herein)

               (c) Presentation to Samurai Bondholders of Korea Electric Power Corporation

      (b)   Not Applicable


Item 2. Informational Legends

A legend in compliance with Rule 802(b) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, has been included in the cover letters enclosed with the English translation documents listed in Item 1 above.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

     (1) (English Translation Documents)

         Exhibit E

         Documents Related to the First Bondholders' Meeting for Korea Electric Power Corporation Japanese Yen Bonds of 1995 - Fourth Series

            1. Agreement with Commissioned Companies for Bondholders
               ("Agreement with Commissioned Companies - Fourth Series"), dated April, 5, 1995, by and among Korea Electric Power Corporation, The Nippon Credit Bank, Ltd., The Industrial Bank of Japan, Limited, The Fuji Bank, Limited, The Long-Term Credit Bank of Japan, Limited, The Sumitomo Bank, Limited, The Bank of Tokyo, Ltd. and Daiwa International Trust Bank Limited

            2. Recording Agency Agreement ("Recording Agency Agreement -
               Fourth Series"), dated April 5, 1995, by and between Korea Electric Power Corporation and The Nippon Credit Bank, Ltd.

            3. Paying Agents Agreement ("Paying Agents Agreement - Fourth
               Series"), dated April 5, 1995, by and between Korea Electric Power Corporation and The Nippon Credit Bank, Ltd.

            4. Form of Amendment to Agreement with Commissioned Companies -
               Fourth Series by and among Korea Electric Power Corporation, Aozora Bank, Ltd., Mizuho Corporate Bank, Ltd., Shinsei Bank, Limited, Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi, Ltd. and The Sumitomo Trust & Banking Co., Ltd., including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit M herein)

               b) Form of Conditions of Guarantee (Please see Exhibit N herein)

            5. Form of Amendment to Recording Agency Agreement - Fourth Series
               by and between Korea Electric Power Corporation and Aozora Bank. Ltd., including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit M herein)

               b) Form of Conditions of Guarantee (Please see Exhibit N herein)

            6. Form of Amendment to Paying Agents Agreement - Fourth Series by
               and between Korea Electric Power Corporation and Aozora Bank, Ltd., as representative of the institutions set forth in
               Article 2 of the Paying Agents Agreement - Fourth Series, including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit M herein)

               b) Form of Conditions of Guarantee (Please see Exhibit N herein)

            7. Form of Letter of Guarantee from The Korea Development Bank to
               Aozora Bank, Ltd., including:

               a) Form of Conditions of Guarantee (Please see Exhibit N herein)

         Exhibit F

         Documents Related to the First Bondholders' Meeting for Korea Electric Power Corporation Japanese Yen Bonds - Fifth Series (1995)

            1. Agreement with Commissioned Companies for Bondholders
               ("Agreement with Commissioned Companies - Fifth Series"), dated August 31, 1995, by and among Korea Electric Power Corporation, The Fuji Bank, Limited, The Nippon Credit Bank, Ltd., The Bank of Tokyo, Ltd., The Industrial Bank of Japan, Limited, The Long-Term Credit Bank of Japan, Limited, Dai-ichi Kangyo Bank, Limited, and the Nomura Trust and Banking Co., Ltd.

            2. Recording Agency Agreement ("Recording Agency Agreement - Fifth
               Series"), dated August 31, 1995, by and between Korea Electric Power Corporation and The Fuji Bank, Limited

            3. Paying Agents Agreement ("Paying Agents Agreement - Fifth
               Series"), dated August 31, 1995, by and between Korea Electric Power Corporation and The Fuji Bank, Limited

            4. Form of Amendment to Agreement with Commissioned Companies -
               Fifth Series by and between Mizuho Corporate Bank, Ltd., Aozora Bank, Ltd., The Bank of Tokyo-Mitsubishi, Ltd., Shinsei Bank Limited and The Nomura Trust and Banking Co., Ltd., including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit O herein)

               b) Form of Conditions of Guarantee (Please see Exhibit P herein)

            5. Form of Amendment to Recording Agent Agreement - Fifth Series
               by and between Korea Electric Power Corporation and Mizuho Corporate Bank, Ltd., including:

               a)   Form of Conditions of Bonds (Please see Exhibit O herein)

               b) Form of Conditions of Guarantee (Please see Exhibit P herein)

            6. Form of Amendment to Paying Agent Agreement - Fifth Series by
               and between Korea Electric Power Corporation and Mizuho Corporate Bank, Ltd, as representative of the institutions set forth in Article 2 of the Paying Agents Agreement - Fifth Series, including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit O herein)

               b) Form of Conditions of Guarantee (Please see Exhibit P herein)

            7. Form of Letter of Guarantee from The Korea Development Bank to
               Mizuho Corporate Bank, Ltd., including:

               a) Form of Conditions of Guarantee (Please see Exhibit P herein)

         Exhibit G

         Documents Related to the First Bondholders' Meeting for Korea Electric Power Corporation Reverse Dual Currency Japanese Yen/Australian Dollar Bonds - First Series (1996)

            1. Agreement with Commissioned Companies for Bondholders
               ("Agreement with Commissioned Companies - First Series"), dated December 21, 1995, by and among Korea Electric Power Corporation, The Long-Term Credit Bank of Japan, Limited, The Nippon Credit Bank, Ltd., The Fuji Bank, Limited, The Bank of Tokyo, Ltd., The Nomura Trust and Banking Co., Ltd and The Norinchukin Bank.

            2. Recording Agency Agreement ("Recording Agency Agreement - First
               Series"), dated December 21, 1995, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

            3. Paying Agents Agreement ("Paying Agents Agreement - First
               Series"), dated December 21, 1995, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

            4. Form of Amendment to Agreement with Commissioned Companies -
               First Series by and among Shinsei Bank, Limited, Aozora Bank, Ltd., Mizuho Corporate Bank, Ltd., The Bank of
               Tokyo-Mitsubishi, Ltd., The Nomura Trust and Banking Co., Ltd., and The Norinchukin Bank, including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit Q herein)

               b) Form of Conditions of Guarantee (Please see Exhibit R herein)

            5. Form of Amendment to Recording Agency Agreement - First Series
               by and between Korea Electric Power Corporation and Shinsei Bank, Limited, including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit Q herein)

               b) Form of Conditions of Guarantee (Please see Exhibit R herein)

            6. Form of Amendment to Paying Agents Agreement - First Series by
               and between Korea Electric Power Corporation and Shinsei Bank, Limited, as representative of the institutions set forth in
               Article 2 of the Paying Agents Agreement - First Series including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit Q herein)

               b) Form of Conditions of Guarantee (Please see Exhibit R herein)

            7. Form of Letter of Guarantee from The Korea Development Bank to
               Shinsei Bank, Limited including:

               a) Form of Conditions of Guarantee (Please see Exhibit R herein)

         Exhibit H

         Documents Related to the First Bondholders' Meeting for Korea Electric Power Corporation Reverse Dual Japanese Yen/Australian Dollar Bonds - Second Series (1996)

            1. Agreement with Commissioned Companies for Bondholders
               ("Agreement with Commissioned Companies - Second Series"), dated January 18, 1996, by and among Korea Electric Power Corporation, The Long-Term Credit Bank of Japan, Limited, The Nippon Credit Bank, Ltd., The Fuji Bank, Limited, The Bank of Tokyo, Ltd., The Nomura Trust and Banking Co., Ltd., The Norinchukin Bank and The Dai-ichi Kangyo Bank, Limited

            2. Recording Agency Agreement ("Recording Agency Agreement -
               Second Series"), dated January 18, 1996, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

            3. Paying Agents Agreement ("Paying Agents Agreement - Second
               Series"), dated January 18, 1996, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

            4. Form of Amendment to Agreement with Commissioned Companies -
               Second Series by and among Shinsei Bank, Limited, Aozora Bank, Ltd., Mizuho Corporate Bank, Ltd., The Bank of
               Tokyo-Mitsubishi, Ltd., The Nomura Trust and Banking Co., Ltd and The Norinchukin Bank, including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit S herein)

               b) Form of Conditions of Guarantee (Please see Exhibit T herein)

            5. Form of Amendment to Recording Agency Agreement - Second Series
               by and between Korea Electric Power Corporation and Shinsei Bank, Limited, including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit S herein)

               b) Form of Conditions of Guarantee (Please see Exhibit T herein)

            6. Form of Amendment to Paying Agents Agreement - Second Series by
               and between Korea Electric Power Corporation and Shinsei Bank, Limited, as representative of the institutions set forth in
               Article 2 of the Paying Agents Agreement - Second Series, including:

               a) Form of Conditions of Bonds, as revised (Please see Exhibit S herein)

               b) Form of Conditions of Guarantee (Please see Exhibit T herein)

            7. Form of Letter of Guarantee from The Korea Development Bank to
               Shinsei Bank, Limited, including:

               a) Form of Conditions of Guarantee (Please see Exhibit T herein)

     (2) Not Applicable

     (3) Exhibit I
         Power of Attorney, dated October 1, 2003, for Korea Electric Power Corporation

         Exhibit J
         Document Evidencing Authorized Signatory at The Korea Development
         Bank

PART III - CONSENT TO SERVICE OF PROCESS

      (1) Each of Korea Electric Power Corporation and The Korea Development Bank is filing with the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form CB.

      (2)     Not Applicable

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Hi-Taek Lee                                        /s/ Chang Seop Park
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                                  (Signature)

Mr. Hi- Take Lee                                          Mr. Chang Seop Park
-------------------------------------------------------------------------------
Senior Vice President            (Name and Title)         General Manager

Korea Electric Power Corporation                    The Korea Development Bank
-------------------------------------------------------------------------------
October 15, 2003                   (Date)                   October 15, 2003

EXHIBIT INDEX

Exhibit Number     Description (English Translation Documents
--------------     -----------  Unless Otherwise Noted)

Exhibit A          Documents Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Japanese Yen Bonds of 1995
                   - Fourth Series

                      - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan)
                      -   Cover Page
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

                      1.  Documents for the Bondholders' Meeting:

                          (a) Guidance for Convocation of the First
                              Bondholders' Meeting
                          (b) Copy of Public Notice at the Official Gazette
                              dated October 15th, 2003
                          (c) Venue

                      2. Guidance for Procedure of Bond Deposit and Voting Right Exercise

                      3.  Statement of the Commissioned Companies for
                          Bondholders

                      4.  Package of Documents for Voting Right Exercise

                          (a) Documents for the holders of Bond Certificate(s)

                              (i)     List of Necessary Documents (for the
                                      holders of Bond Certificate(s))
                              (ii)    Deposit Instruction Form (for the
                                      holders of Bond Certificate(s))
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)

                          (b) Documents for the holders of Recorded Bonds

                              (i)     List of Necessary Documents (for
                                      the holders of Recorded Bonds)
                              (ii)    Deposit Instruction Form (for the
                                      holders of Recorded Bonds)
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)
                              (vi) Information about the Request for the Issuance of Recording Certificate
                              (vii)   Request Form for the Issuance of
                                      Recording Certificate
                              (viii)  Request Form in Relation to the
                                      Recording Certificate

                          (c) Check List of Necessary Documents

                      5.  Information Material

                          (a) Presentation to KEPCO's Samurai Bondholders -
                              Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)
                          (b) Information Release dated October 15th, 2003
                              (Please see Exhibit L herein)
                          (c) Presentation to Samurai Bondholders of Korea
                              Electric Power Corporation

Exhibit B          Documents Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Japanese Yen Bonds - Fifth
                   Series (1995)

                      - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan)
                      -   Cover Page
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

                      1.  Documents for the Bondholders' Meeting:

                          (a) Guidance for Convocation of the First
                              Bondholders' Meeting
                          (b) Copy of Public Notice at the Official Gazette
                              dated October 15th, 2003
                          (c) Venue

                      2. Guidance for Procedure of Bond Deposit and Voting Right Exercise

                      3.  Statement of the Commissioned Companies for
                          Bondholders

                      4.  Package of Documents for Voting Right Exercise

                          (a) Documents for the holders of Bond Certificate(s)

                              (i)     List of Necessary Documents (for the
                                      holders of Bond Certificate(s))
                              (ii)    Deposit Instruction Form (for the
                                      holders of Bond Certificate(s))
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)

                          (b) Documents for the holders of Recorded Bonds

                              (i) List of Documents to be Submitted (for the holders of Recorded Bonds)
                              (ii)    Deposit Instruction Form (for the
                                      holders of Recorded Bonds)
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)
                              (vi) Information about the Request for the Issuance of Recording Certificate
                              (vii)   Request Form for the Issuance of
                                      Recording Certificate
                              (viii)  Request Form in Relation to the
                                      Recording Certificate

                          (c) Check List of Necessary Documents

                      5.  Information Material

                          (a) Presentation to KEPCO's Samurai Bondholders -
                              Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)
                          (b) Information Release dated October 15th, 2003
                              (Please see Exhibit L herein)
                          (c) Presentation to Samurai Bondholders of Korea
                              Electric Power Corporation

Exhibit C          Document Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Reverse Dual Currency
                   Japanese Yen/Australian Dollar Bonds - First Series (1996)

                      - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan)
                      -   Cover Page
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

                      1.  Documents for the Bondholders' Meeting:

                          (a) Guidance for Convocation of the First
                              Bondholders' Meeting
                          (b) Copy of Public Notice at the Official Gazette
                              dated October 15th, 2003
                          (c) Venue

                      2. Guidance for Procedure of Bond Deposit and Voting Right Exercise

                      3.  Statement of the Commissioned Companies for
                          Bondholders

                      4.  Package of Documents for Voting Right Exercise

                          (a) Documents for the holders of Bond Certificate(s)

                              (i)     List of Necessary Documents (for the
                                      holders of Bond Certificate(s))
                              (ii)    Deposit Instruction Form (for the
                                      holders of Bond Certificate(s))
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)
                              (vi)    Sample Forms

                          (b) Documents for the holders of Recorded Bonds

                              (i)     List of Necessary Documents (for
                                      the holders of Recorded Bonds)
                              (ii)    Deposit Instruction Form (for the
                                      holders of Recorded Bonds)
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)
                              (vi)    Sample Forms
                              (vii) Information about the Request for the Issuance of Recording Certificate
                              (viii)  Request Form for the Issuance of
                                      Recording Certificate
                              (ix)    Request Form in Relation to the
                                      Recording Certificate

                          (c) Check list for necessary Documents

                      5.  Information Material

                          (a) Presentation to KEPCO's Samurai Bondholders -
                              Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)
                          (b) Information Release dated October 15th, 2003
                              (Please see Exhibit L herein)
                          (c) Presentation to Samurai Bondholders of Korea
                              Electric Power Corporation

Exhibit D          Documents Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Reverse Dual Currency
                   Japanese Yen/Australian Dollar Bonds - Second Series (1996)

                      - Cover Letter, dated October 15, 2003, from Korea Electric Power Corporation in original English (not disseminated in Japan)
                      -   Cover Page
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Bond Certificate(s)
                      - Guidance for Procedure Regarding the Bondholders' Meeting (Summary) - for the Holders of Recorded Bonds

                      1.  Documents for the Bondholders' Meeting:

                          (a) Guidance for Convocation of the First
                              Bondholders' Meeting
                          (b) Copy of Public Notice at the Official Gazette
                              dated October 15th, 2003
                          (c) Venue

                      2. Guidance for Procedure of Bond Deposit and Voting Right Exercise

                      3.  Statement of the Commissioned Companies for
                          Bondholders

                      4.  Package of Documents for Voting Right Exercise

                          (a) Documents for the holders of Bond Certificate(s)

                              (i)     List of Necessary Documents (for the
                                      holders of Bond Certificate(s))
                              (ii)    Deposit Instruction Form (for the
                                      holders of Bond Certificate(s))
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)
                              (vi)    Sample Forms

                          (b) Documents for the holders of Recorded Bonds

                              (i)     List of Necessary Documents (for
                                      the holders of Recorded
                              (ii)    Deposit Instruction Form (for the
                                      holders of Recorded Bonds)
                              (iii)   Voting Instruction Form
                              (iv) Power of Attorney (Contents of Voting Right Exercise Identified)
                              (v)     Power of Attorney (Sample Form)
                              (vi)    Sample Forms
                              (vii) Information about the Request for the Issuance of Recording Certificate
                              (viii)  Request Form for the Issuance of
                                      Recording Certificate
                              (ix)    Request Form in Relation to the
                                      Recording Certificate

                          (c) Check list for necessary Documents

                      5.  Information Material

                          (a) Presentation to KEPCO's Samurai Bondholders -
                              Debt Restructuring of KEPCO's Samurai Bonds dated October 2003 (Please see Exhibit K herein)
                          (b) Information Release dated October 15th,
                              2003(Please see Exhibit L herein)
                          (c) Presentation to Samurai Bondholders of Korea
                              Electric Power Corporation

Exhibit E          Documents Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Japanese Yen Bonds of 1995
                   - Fourth Series

                      1. Agreement with Commissioned Companies for Bondholders ("Agreement with Commissioned Companies
                          - Fourth Series"), dated April, 5, 1995, by and among Korea Electric Power Corporation, The Nippon Credit Bank, Ltd., The Industrial Bank of Japan, Limited, The Fuji Bank, Limited, The Long-Term Credit Bank of Japan, Limited, The Sumitomo Bank, Limited, The Bank of Tokyo, Ltd. and Daiwa International Trust Bank Limited

                      2. Recording Agency Agreement ("Recording Agency Agreement - Fourth Series"), dated April 5, 1995, by and between Korea Electric Power Corporation and The Nippon Credit Bank, Ltd.

                      3. Paying Agents Agreement ("Paying Agents Agreement - Fourth Series"), dated April 5, 1995, by and between Korea Electric Power Corporation and The Nippon Credit Bank, Ltd.

                      4. Form of Amendment to Agreement with Commissioned Companies - Fourth Series by and amount Korea Electric Power Corporation, Aozora Bank, Ltd., Mizuho Corporate Bank, Ltd., Shinsei Bank, Limited, Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi, Ltd. and The Sumitomo Trust & Banking Co., Ltd., including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit M herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit N herein)

                      5. Form of Amendment to Recording Agency Agreement - Fourth Series by and between Korea Electric Power Corporation and Aozora Bank. Ltd., including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit M herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit N herein)

                      6. Form of Amendment to Paying Agents Agreement - Fourth Series by and between Korea Electric Power Corporation and Aozora Bank, Ltd., as representative of the institutions set forth in Article 2 of the Paying Agents Agreement - Fourth Series, including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit M herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit N herein)

                      7. Form of Letter of Guarantee from The Korea Development Bank to Aozora Bank, Ltd., including:

                          a) Form of Conditions of Guarantee (Please see Exhibit N herein)

Exhibit F          Documents Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Japanese Yen Bonds - Fifth
                   Series (1995)

                      1. Agreement with Commissioned Companies for Bondholders ("Agreement with Commissioned Companies
                          - Fifth Series"), dated August 31, 1995, by and among Korea Electric Power Corporation, The Fuji Bank, Limited, The Nippon Credit Bank, Ltd., The Bank of Tokyo, Ltd., The Industrial Bank of Japan, Limited, The Long-Term Credit Bank of Japan, Limited, Dai-ichi Kangyo Bank, Limited, and the Nomura Trust and Banking Co., Ltd.

                      2. Recording Agency Agreement ("Recording Agency Agreement - Fifth Series"), dated August 31, 1995, by and between Korea Electric Power Corporation and The Fuji Bank, Limited

                      3. Paying Agents Agreement ("Paying Agents Agreement - Fifth Series"), dated August 31, 1995, by and between Korea Electric Power Corporation and The Fuji Bank, Limited

                      4. Form of Amendment to Agreement with Commissioned Companies - Fifth Series by and between Mizuho Corporate Bank, Ltd., Aozora Bank, Ltd., The Bank of Tokyo-Mitsubishi, Ltd., Shinsei Bank, Limited and the Nomura Trust and Banking Co., Ltd., including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit O herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit P herein)

                      5. Form of Amendment to Recording Agent Agreement - Fifth Series by and between Korea Electric Power Corporation and Mizuho Corporate Bank, Ltd., including:

                          a) Form of Conditions of Bonds (Please see Exhibit O herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit P herein)

                      6. Form of Amendment to Paying Agent Agreement - Fifth Series by and between Korea Electric Power Corporation and Mizuho Corporate Bank, Ltd, as representative of the institutions set forth in
                          Article 2 of the Paying Agents Agreement - Fifth Series, including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit O herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit P herein)

                      7. Form of Letter of Guarantee from The Korea Development Bank to Mizuho Corporate Bank, Ltd., including:

                          a) Form of Conditions of Guarantee (Please see Exhibit P herein)

Exhibit G          Documents Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Reverse Dual Currency
                   Japanese Yen/Australian Dollar Bonds - First Series (1996)

                      1. Agreement with Commissioned Companies for Bondholders ("Agreement with Commissioned Companies
                          - First Series"), dated December 21, 1995, by and among Korea Electric Power Corporation, The Long-Term Credit Bank of Japan, Limited, The Nippon Credit Bank, Ltd., The Fuji Bank, Limited, The Bank of Tokyo, Ltd. and The Nomura Trust and Banking Co. Ltd. and The Norinchukin Bank

                      2. Recording Agency Agreement ("Recording Agency Agreement - First Series"), dated December 21, 1995, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

                      3. Paying Agents Agreement ("Paying Agents Agreement - First Series"), dated December 21, 1995, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

                      4. Form of Amendment to Agreement with Commissioned Companies - First Series by and among Shinsei Bank, Limited, Aozora Bank, Ltd., Mizuho Corporate Bank, Ltd., The Bank of Tokyo-Mitsubishi, Ltd., The Nomura Trust and Banking Co., Ltd., and The Norinchukin Bank, including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit Q herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit R herein)

                      5. Form of Amendment to Recording Agency Agreement - First Series by and between Korea Electric Power Corporation and Shinsei Bank, Limited, including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit Q herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit R herein)

                      6. Form of Amendment to Paying Agents Agreement - First Series by and between Korea Electric Power Corporation and Shinsei Bank, Limited, as representative of the institutions set forth in
                          Article 2 of the Paying Agents Agreement - First Series, including

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit Q herein)

                          b) Form of Conditions of Guarantee (Please see Exhibit R herein)

                      7. Form of Letter of Guarantee from The Korea Development Bank to Shinsei Bank, Limited including:

                          a) Form of Conditions of Guarantee (Please see Exhibit R herein)

Exhibit H          Documents Related to the First Bondholders' Meeting for
                   Korea Electric Power Corporation Reverse Dual Currency
                   Japanese Yen/Australian Dollar Bonds - Second Series (1996)

                      1. Agreement with Commissioned Companies for Bondholders ("Agreement with Commissioned Companies
                          - Second Series"), dated January 18, 1996, by and among Korea Electric Power Corporation, The Long-Term Credit Bank of Japan, Limited, The Nippon Credit Bank, Ltd., The Fuji Bank, Limited, The Bank of Tokyo, Ltd., The Nomura Trust and Banking Co., Ltd. and The Norinchukin Bank and The Dai-ichi Kangyo Bank, Limited

                      2. Recording Agency Agreement ("Recording Agency Agreement - Second Series"), dated January 18, 1996, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

                      3. Paying Agents Agreement ("Paying Agents Agreement - Second Series"), dated January 18, 1996, by and between Korea Electric Power Corporation and The Long-Term Credit Bank of Japan, Limited

                      4. Form of Amendment to Agreement with Commissioned Companies - Second Series by and among Shinsei Bank, Limited, Aozora Bank, Ltd., Mizuho Corporate Bank, Ltd., The Bank of Tokyo-Mitsubishi, Ltd., The Nomura Trust and Banking Co., Ltd and The Norinchukin Bank, including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit S herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit T herein)

                      5. Form of Amendment to Recording Agency Agreement - Second Series by and between Korea Electric Power Corporation and Shinsei Bank, Limited, including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit S herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit T herein)

                      6. Form of Amendment to Paying Agents Agreement - Second Series by and between Korea Electric Power Corporation and Shinsei Bank, Limited, as representative of the institutions set forth in
                          Article 2 of the Paying Agents Agreement - Second Series, including:

                          a) Form of Conditions of Bonds, as revised (Please see Exhibit S herein)
                          b) Form of Conditions of Guarantee (Please see Exhibit T herein)

                      7. Form of Letter of Guarantee from The Korea Development Bank to Shinsei Bank, Limited, including:

                          a) Form of Conditions of Guarantee (Please see Exhibit T herein)

Exhibit I Power of Attorney, dated October 1, 2003, for Korea Electric Power Corporation

Exhibit J          Document Evidencing Authorized Signatory at The Korea
                   Development Bank

Exhibit K          Presentation to KEPCO's Samurai Bondholders - Debt
                   Restructuring of KEPCO's Samurai Bonds dated October 2003

Exhibit L          Information Release dated October 15th, 2003

Exhibit M          Form of Conditions of Bonds, as revised, for Korea Electric
                   Power Corporation Japanese Yen Bonds of 1995 - Fourth
                   Series

Exhibit N          Form of Conditions of Guarantee for Korea Electric Power
                   Corporation Japanese Yen Bonds of 1995 - Fourth Series

Exhibit O          Form of Conditions of Bonds, as revised, for Korea Electric
                   Power Corporation Japanese Yen Bonds - Fifth Series (1995)

Exhibit P          Form of Conditions of Guarantee for Korea Electric Power
                   Corporation Japanese Yen Bonds - Fifth Series (1995)

Exhibit Q          Form of Conditions of Bonds, as revised, for Korea Electric
                   Power Corporation Reverse Dual Currency Japanese
                   Yen/Australian Dollar Bonds - First Series (1996)

Exhibit R          Form of Conditions of Guarantee for Korea Electric Power
                   Corporation Reverse Dual Currency Japanese Yen/Australian
                   Dollar Bonds - First Series (1996)

Exhibit S          Form of Conditions of Bonds, as revised, for Korea Electric
                   Power Corporation Reverse Dual Currency Japanese
                   Yen/Australian Dollar Bonds - Second Series (1996)

Exhibit T          Form of Conditions of Guarantee for Korea Electric Power
                   Corporation Reverse Dual Currency Japanese Yen/Australian
                   Dollar Bonds - Second Series (1996)